 Exhibit 14

Table of Contents

Introduction	4

Compliance with Laws	6

Antitrust Laws	6

Anticorruption Laws	6

Securities Laws and Insider Trading	6

Import-Export Laws and Antiboycott Laws	7

Code of Ethics for Senior Financial Officers	8

Equal Employment Opportunity and Anti-Harassment	9

Conflicts of Interest	9

Gifts and Entertainment	12

Fair Dealing	12

Responding to Inquiries from the Press and Others	12

Political Activity	13

Safeguarding Corporate Assets	13

Health, Safety, and the Environment	14

Accuracy of Company Records	14

Record Retention	15

Administration of the Code	15

Asking for Help and Reporting Concerns	16

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FOREWORD

Centric Brands Employees:

Centric Brands Inc. and all of its subsidiaries (the “Company”) is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential to our success.

The law and the ethical principles and standards that comprise our Code of Business Conduct and Ethics (the “Code”) must guide our actions. The Code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

Adhering to this Code is essential. I have personally taken the time to study it carefully and I encourage you to do the same. I have also signed a statement confirming that I have read this Code carefully, and I expect you to do the same by acknowledging receipt of this Code electronically.

Please note that (1) in some respects the Company’s policies may exceed minimum legal requirements or industry practice, and (2) nothing contained in the Code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of the Code, please contact the Human Resources department or access it on our intranet.

Our reputation is one of our greatest assets. Complying with the principles and standards contained in this Code is the starting point for protecting and enhancing that reputation. Thank you for your commitment.

Lori Nembirkow

Senior Vice President, Legal and Compliance Officer

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INTRODUCTION

All Centric Brands employees, officers and directors must read and use the Code to ensure that each business decision follows the Company’s commitment to the highest ethical standards and the law. Adherence to the Code and to other official policies is essential to maintaining and furthering the Company’s reputation for fair and ethical practices among its customers, shareholders, employees and communities. The Code is not just a statement to refer to on occasion; instead, it guides how the Company and its employees act all times.

It is the responsibility of every employee to comply with all applicable laws and regulations and all provisions of the Code and the related policies and procedures. Complying with the Code is a condition of employment with the Company. The Code applies to all Company employees, regardless of level or position.

Every employee of the Company must report any violations of the law or the Code. Failure to report such violations and failure to follow the provisions of the Code may have serious legal consequences, up to and including termination of employment.

The Code summarizes certain laws and the ethical policies that apply to all employees, officers and directors. Several provisions in the Code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within the Company. Employees to whom these detailed policies apply should read, understand and be able to comply with them. Any questions as to whether any detailed policies apply should be directed to the Company’s Compliance Officer or an employee’s immediate supervisor.

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation. Consequently, the Company has implemented the compliance procedures outlined in the sections of the Code entitled “Administration of the Code” and “Asking for Help and Reporting Concerns.” Those procedures will generally direct an employee to talk to either to his or her immediate supervisor or the Company’s Compliance Officer. The thrust of the Company’s procedures is when in doubt, ask.

After reading this Code, employees, officers and directors should:

•	Have a thorough knowledge of the Code’s terms and provisions;
•	Be able to recognize situations that present legal or ethical dilemmas; and
•	Be able to deal effectively with questionable situations in conformity with the Code.

In order to be able to accomplish these goals, employees, officers and directors are recommended to take the following steps:

•	Read the entire Code thoroughly;
•	If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply;
•	Think about how the provisions of the Code apply to the employee’s job, and consider how to handle situations to avoid illegal, improper or unethical actions; and
•	If any questions remain, employees should ask their immediate supervisor or the Company’s Compliance Officer.

When faced with a situation where the appropriate action is not clear, employees should ask themselves the following questions:

•	Is the action legal?
•	Does the action comply with the Code?
•	How will your decision affect others, including our customers, shareholders, employees and the community?
•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

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•	How would you feel if your decision were made public? Could the decision be honestly explained and defended?
•	Have you contacted your immediate supervisor or the Company’s compliance officer regarding the action?

To reiterate, when in doubt, ask.

Please note that the Code is not an employment contract and does not modify the at-will employment relationship between the Company and its employees. The Company does not create any contractual or legal rights or guarantees by issuing these policies, and reserves the right to amend, alter and terminate policies at any time and for any reason.

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COMPLIANCE WITH LAWS

First and foremost, Company policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to the Company’s business. Although the Company addresses several important legal topics in the Code, the Company cannot anticipate every possible situation or cover every topic in detail. It is each employee’s responsibility to know and follow the law and behave an ethical manner. It is also each employee’s responsibility to report any violations or suspected violations of the law or the Code by following the compliance procedures contained in the section of the Code entitled “Asking for Help and Reporting Concerns.”

ANTITRUST LAWS

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Accordingly, it is important to avoid discussions with the Company’s competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information. Foreign countries often have their own body of antitrust laws, so if the Company operations expand outside the United States these operations may also be subject to the antitrust laws of other foreign countries.

Whenever any question arises as to application of antitrust laws, employees should consult with the Company’s legal counsel, and any agreements with possible antitrust implications should be made only with the prior approval of the Company’s legal counsel.

ANTICORRUPTION LAWS

Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or illegal when dealing with government officials. Improper or illegal payments to government officials are prohibited. “Government officials” includes employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for political office. If an employee deals with such persons or entities, the employee should consult with the Company’s Compliance Officer to understand these laws before providing anything of value to a government official.

If an employee becomes involved in transactions with foreign government officials, the employee must comply with the laws of the country with which the employee is involved and also with the U.S. Foreign Corrupt Practices Act. This act makes it illegal to pay, or promise to pay money or anything of value to any non-U.S. government official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

In some countries it is permissible to pay government employees for performing certain required duties. These facilitating payments, as they are known, are small sums paid to facilitate or expedite routine, non-discretionary government actions, such as obtaining phone service or an ordinary license. In contrast, a bribe, which is never permissible, is giving or offering to give anything of value to a government official to influence a discretionary decision. Understanding the difference between a bribe and a facilitating payment is very important. If an employee is ever involved in a foreign transaction, the employee must obtain approval from the Company’s Compliance Officer before making any payment or gift to a foreign government official.

SECURITIES LAWS AND INSIDER TRADING

Employees and others associated with the Company may become aware of Company information before it has been made available to the public. Because Centric Brands is a public company, it is subject to a number of laws concerning the purchase and sale of Company stock and other publicly traded securities. Regardless of position, if an employee is aware of what is known as “material non-public information” regarding the Company, business, affairs or prospects, they may not disclose that information to anyone outside the Company and the employee is not allowed to buy or sell Company stock or other publicly-traded securities until the material non-public information is known by the general public. The improper use of material non-public information is known as insider trading, and it is illegal and unethical. Insider trading can have severe consequences, such as civil and criminal penalties, including prison sentences. In addition to being illegal, insider trading is unethical and will be dealt with firmly, which may include terminating employment and reporting violations to appropriate authorities.

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“Material non-public information” is any information concerning the Company that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about the Company is material non-public information is whether or not the release of that information to the public would have an effect on the Company’s stock price. Examples of material non-public information include information concerning earnings estimates, changes in previously released earnings estimates, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material non-public information is no longer deemed “non-public” information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such non-public information with the Securities and Exchange Commission, or the printing of such information in The Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand Company disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when in possession of material non-public information, employees, officers and directors are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if material non-public information about another company is acquired as a result of employment or relationship with the Company, it is forbidden to buy or sell that other company’s stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

The following are general guidelines for compliance with the Company’s insider trading policy:

•	Do not share material non-public information with people within the Company whose jobs do not require them to have the information.

•	Do not disclose any non-public information, material or otherwise, concerning the Company to anyone outside the Company unless required as part of an employee’s duties and the person receiving the information has a reason to know the information for Company business purposes.

•	If an employee has material non-public information regarding the Company, or regarding any other publicly traded company that is obtained from their employment or relationship with the Company, the employee must not buy or sell, or advise anyone else to buy or sell, the Company’s securities or that other company’s securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

More information about the Company’s policies concerning the securities laws can be found in its Insider Trading Policy and Procedures. Company directors, executive officers and certain other designated employees are also subject to a supplemental policy concerning insider trading. Employees may contact their immediate supervisor or the Company’s Compliance Officer with any questions concerning the securities laws or about the Company’s policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material non-public information.

IMPORT-EXPORT LAWS AND ANTIBOYCOTT LAWS

The Company is committed to complying fully with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities. These laws contain limitations on the types of products that may be imported into the United States and the manner of importation. They also prohibit exports to, and most other transactions with, certain countries as well as cooperation with or participation in foreign boycotts of countries that are not boycotted by the United States.

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This discussion is not comprehensive, and employees are expected to be familiar with all laws and regulations relevant to their positions, as well as all our related written policies on these laws and regulations. For questions, please contact the Company’s Compliance Officer.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Code of Ethics for Senior Financial Officers contains standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the reporting on the financial activities of the Company and in public communications of the same; and compliance with applicable governmental laws, rules and regulations. It should be read in conjunction with the rest of the Code.

In particular, senior financial officers must:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. They should recognize that even the appearance of a conflict of interest can damage the Company. A conflict of interest may exist because of a relationship of theirs or of a family member that is inconsistent with the Company’s best interests or could cause a conflict with their ability to perform their job responsibilities.
•	Report to the Company any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
•	Produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in in the reporting on the financial activities of the Company, including, if and when the Company prepares such reports and documents, the reports and documents that the Company files with, or submits to, the SEC, any other governmental entity and in other public communications of the same made by the Company.
•	Comply with applicable governmental laws, rules and regulations.
•	Promptly report to the Company any violations of this Code of Ethics.
•	Proactively promote ethical behavior by other Company officers and employees involved in financial reporting.

It shall be mandatory for employees of the Company’s Finance department to confidentially report to the Chief Financial Officer any accounting or finance activities they have sufficient reason to believe is improper or not properly reported. Finance department employees shall make those confidential reports by following the procedures set forth under the heading “Accounting and Financial Integrity; and Fraud.”

Senior financial officers will be held accountable for adherence to the Code of Ethics. Failure to observe the terms of the Code of Ethics may result in disciplinary action, up to and including immediate termination of employment.

Any request for a waiver of any provision of the Code of Ethics must be in writing and addressed to the Chairman of the Audit Committee.

Regarding senior financial officers, other executive officers and directors, the Board of Directors will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from the Code of Ethics. Any such approved waiver for senior financial officers, other executive officers or directors will be disclosed promptly on Form 8-K or any other means that complies with SEC rules or applicable listing standards.

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EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT

The Company is committed to providing equal employment opportunities for all employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her actual or perceived race, color, religion, religious creed, belief, observance, or practice, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, marital or familial status, national origin, age, gender identity, ancestry, genetic information, medical condition, physical or mental disability, political activities, military or veteran status or any characteristic protected by applicable law. The Company will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or customers. The phases of the employment process, to which this policy extends include, but are not limited to, recruiting, hiring, placement, promotion, compensation, benefits, layoffs, discipline, discharge, company-supported training, educational tuition assistance and company-sponsored programs, as applicable.

The Company cannot help resolve a discrimination or harassment problem unless it knows about it. It is everyone’s responsibility to share their concerns so the appropriate steps can be taken to resolve the issue. If an employee observes conduct that he or she believes is discriminatory or harassing, or if an employee feels that he or she has been the victim of discrimination or harassment, the employee should notify any of the following immediately, or report these concerns as otherwise discussed in the section of the Code titled “Asking for Help and Reporting Concerns”:

•	The employee’s direct manager or, if the conduct involves that direct manager, any manager;
•	The employee’s divisional president or functional corporate leader;
•	The Human Resources Department either at the employee’s location or the Centric Brands Corporate Office in New York so that an investigation can take place and corrective action taken if appropriate.

More information concerning the Company’s anti-discrimination and anti-harassment policies and the procedure for making a complaint under them can be found in the Employee Handbook or by contacting the Human Resources department.

To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential. If an investigation confirms that harassment or discrimination has occurred, the Company will take appropriate corrective action, including discipline up to and including immediate termination of employment, as appropriate.

The Company will not tolerate any retaliatory action against any employee for reporting in good faith a suspected violation of the Code, Company policies, or the law, or for cooperating in any investigation conducted pursuant to such policies. If an employee believes that he or she has been subject to retaliation or has observed retaliation, the employee should report it promptly to his or her direct manager or any manager, his or her divisional president or functional corporate leader, or the Human Resources department.

The Executive Vice President of Human Resources has been assigned specific responsibilities for implementing and monitoring the Company’s equal opportunity policies. One of the tenets of the Code, however, is that all employees are accountable for promoting equal opportunity practices within the Company. This should be done not only because it is the law, but because it is the right thing to do.

CONFLICTS OF INTEREST

All employees, officers and directors must be able to perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when loyalty to the Company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. All employees, officers, and directors should be aware of any potential influences that impact or appear to impact loyalty to the Company. In general, any situations where personal interests conflict, or appear to conflict, with those of the Company should be avoided. Additional information about conflicts of interest may be found in the Company’s Employee Handbook.

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Any time an employee, officer, or director believes that a conflict of interest may exist, he or she must disclose the potential conflict of interest to the Company’s Compliance Officer. Any activity that is approved, despite the actual or apparent conflict, must be documented.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

•	Doing business with family members;
•	Having a financial interest in another company with whom the Company does business;
•	Taking a second job;
•	Managing a personally-owned business;
•	Serving as a director of another business;
•	Being a leader in some organizations; or
•	Diverting a business opportunity from the Company to another company.

Doing Business with Family Members

A conflict of interest may arise if family members work for a supplier, customer or other third party with whom the Company does business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom the Company does business. A “significant financial interest” is defined below. Before doing business on the Company’s behalf with an organization in which a family member works or has a significant financial interest, written approval must be obtained from the Company’s Compliance Officer.

“Family members” include:

•	Spouse or life partner
•	Parents
•	Brothers or sisters
•	Children
•	In-laws

Employing relatives or close friends may also be a conflict of interest. Although the Company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, employees should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to the Company’s Compliance Officer who has approved the decision.

Ownership in Other Businesses

Personal investments can cause a conflict of interest. In general, employees, officers and directors should not own, directly or indirectly, a significant financial interest in any company that does business with, or seeks to do business with, the Company. Employees, officers and directors also should not own a significant financial interest in any of the Company’s competitors.

Two tests determine if a “significant financial interest” exists:

•	An employee or an employee’s family member owns more than one percent of the outstanding stock of a business or has or shares discretionary authority with respect to the decisions made by that business, or
•	The investment represents more than five percent of the employee’s total assets or of the family member’s total assets.

If an employee or a family member has a significant financial interest in a company with whom the Company does business or proposes to do business, that interest must be approved by the Company’s Compliance Officer prior to the transaction.

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Notwithstanding the foregoing, non-employee directors of the Company and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom the Company does business or propose to do business. However, a director must:

•	Disclose any such relationship promptly after the director becomes aware of it,
•	Remove himself or herself from any Board activity that directly impacts the relationship between the Company and any such company with respect to which the director has a significant financial interest or is an affiliate, and
•	Obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between the Company and any such company.

Outside Employment

Sometimes employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate the Code. However, employees must obtain approval of their supervisor and Human Resources before accepting another job or working outside of the Company. The second job must be strictly separated from the employee’s job for the Company and must not interfere with the employee’s ability to devote the time and effort needed to fulfill his or her duties as an employee of the Company. Employees cannot engage in any outside activity that causes competition with the Company or provides assistance to competitors or other parties (such as suppliers) with whom the Company regularly does business.

Outside work may never be done on company time and must not involve the use of the Company’s supplies or equipment. Additionally, employees should not attempt to sell services or products from a second job to the Company.

Before engaging in a second line of work, an employee should disclose those plans to his or her immediate supervisor or the Company’s Compliance Officer to confirm that the proposed activity is not contrary to the Company’s best interests. The employee may also contact the Human Resources department for more information about Company policies concerning outside employment.

Service on Boards

Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

Before accepting an appointment to the board or a committee of any for-profit corporation, or of any organization whose interests may conflict with the Company’s interests, an employee must obtain approval from the Company’s Compliance Officer. This rule does not apply to non-employee directors of the Company.

Business Opportunities

Business opportunities relating to the kinds of products and services the Company usually sells or the activities the Company typically pursues that arise during the course of employment or through the use of property or information belong to the Company. Similarly, other business opportunities that fit into the Company’s strategic plans or satisfy the Company’s commercial objectives that arise under similar conditions also belong to the Company. Employees, officers and directors may not direct these kinds of business opportunities to Company competitors, to other third parties or to other businesses that they own or are affiliated with.

Loans

Unlawful extensions of credit by the Company in the form of personal loans to the Company’s executive officers and directors are prohibited. All other loans by the Company to, or guarantees by the Company of obligations of, officers with the title of Vice President or above must be made in accordance with established Company policies approved by the Company’s Board of Directors or its designated committee.

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GIFTS AND ENTERTAINMENT

The Company is dedicated to treating fairly and impartially all persons and firms with whom it does business. Therefore, employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that the Company conducts business on an ethical basis and will not seek or grant special considerations.

Accepting Gifts and Entertainment

Employees, officers, and directors should never solicit or accept a gift or favor from those with whom the Company does business, including gifts of cash or cash equivalents.

Novelty or promotional items or modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, may be accepted if:

•	This happens only occasionally;
•	The gift was not solicited;
•	Disclosure of the gift would not embarrass the Company or the people involved;
•	The value of the gift is under $250.

An occasional invitation to a sporting activity, entertainment or meal may be accepted if:

•	There is a valid business purpose involved:
•	This happens only occasionally:
•	The activity is of reasonable value and not lavish.

In addition, a representative of the giver’s company should be present at the event.

Giving Gifts and Entertaining

Gifts of nominal value (under $250) and reasonable entertainment for customers, potential customers and other third parties with whom the Company does business are permitted. However, any gift or entertainment must:

•	Support the Company’s legitimate business interests:
•	Be reasonable and customary, not lavish or extravagant:
•	Not embarrass the Company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees. These are discussed in the Code under “Compliance with Laws – Anticorruption Laws.”

FAIR DEALING

The Company is committed to maintaining the highest levels of integrity and fairness. Any failure to negotiate, perform or market in good faith, may result in serious damage to the Company’s reputation and loss of customer loyalty. Employees must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

The Company is subject to laws that govern the timing of disclosures of material information to the public and others. Only certain designated employees may make statements on behalf of the Company with the news media, securities analysts and investors. All inquiries from outsiders for statements on behalf of the Company regarding financial or other information about the Company should be referred to the Compliance Offer.

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POLITICAL ACTIVITY

The Company encourages employees, officers and directors to get involved with issues that are important to business and community. However, political activity is carefully regulated by law, and there are strict guidelines and prohibitions against employees participating in political activities on behalf of the Company. For that reason, all political activity on behalf of the Company must be initiated or approved in advance by the Company’s Compliance Officer. Company funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local).

Employee personal political activities must be done on the employee’s own time and with the employee’s own resources. Out of respect for others, it is against Company policy for employees to lobby other Company employees or promote any personal political views or beliefs (including by posting or distributing notices or other materials) on Company premises. It is also against Company policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, employees are free to participate in political campaigns on behalf of candidates or issues of their choosing, as well as make personal political contributions, but may not do so in connection with the Company or purporting to do so on behalf of the Company. Employees also should not suggest that they speak for the Company or that the Company supports their personal views.

SAFEGUARDING CORPORATE ASSETS

The Company and its employees, officers and directors have a responsibility to protect company assets, including intangible assets such as reputation, brands, confidential information and personal information about customers, employees, and others, as well as physical assets such as merchandise, equipment and computers, from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, email and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with work responsibilities and is not related to an illegal activity or outside business. If an employee become aware of theft, waste or misuse of our assets or funds or has any questions about proper use of them, the concerns should be raised to the employee’s immediate supervisor or the Company’s Compliance Officer.

From time to time, employees may have access to, or the ability to access, non-public confidential information about the Company. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the Company, or would be helpful to competitors, and all other information defined as “confidential” in the Company’s Employee Handbook. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs. Failure to do so may damage the Company’s relationship with employees, customers, and suppliers, and the Company’s reputation, and could result in legal liability. Unauthorized use, disclosure, or any action impacting the confidentiality of the information may lead to disciplinary action, including termination of employment.

The Company’s business relations are built on trust, and third parties with whom the Company does business count on that trust. If an employee learns information from them that is not otherwise public, it should be kept confidential also.

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Employees, officers and directors must be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, employees, officers and directors may not post any information on behalf the Company including comments about the Company’s products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether the comments are made at work or away from the office. The company owns all email messages that are sent from or received through the Company’s systems. The Company may monitor employees’ messages and those messages may be disclosed under certain circumstances, such as in the event of litigation or governmental inquiries.

HEALTH, SAFETY AND THE ENVIRONMENT

The Company is committed to providing safe and healthy working conditions by following all occupational health and safety laws governing Company activities.

The Company believes that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. Employees should follow all safety laws and regulations, as well as Company safety policies and procedures. Employees should immediately report any accident, injury or unsafe equipment, practices or conditions.

Employees also have an obligation to carry out Company activities in ways that preserve and promote a clean, safe and healthy environment, and to strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent. The consequences of failing to adhere to environmental laws and policies can be serious.

The Company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. Employees should make every effort to prevent violations from occurring and report any violations to their immediate supervisor or the Company’s Compliance Officer.

ACCURACY OF COMPANY RECORDS

All information recorded or reported on behalf of the Company, whether for the Company’s purposes or for third parties, must be done accurately and honestly. All Company records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion and must appropriately reflect Company transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution and/or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from Company records is provided to the Company’s investors as well as government agencies. Thus, the Company’s accounting records must conform not only to the Company’s internal control and disclosure procedures but also to generally-accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission. The Company’s public communications and the reports it files with the Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

The Company’s internal and external auditing functions help ensure that the Company’s financial books, records and accounts are accurate. Therefore, employees, officers and directors should provide the accounting department, internal auditors, audit committee and independent public accountants with all pertinent information that they may request. The Company encourages open lines of communication with its audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making the Company’s financial statements misleading.

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If an employee is unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or otherwise has a concern or complaint regarding an accounting matter, the Company’s internal accounting controls, or an audit matter, he or she should confer with the Company’s Compliance Officer. Concerns may also be submitted, on an anonymous basis, to the audit committee of the Company’s Board of Directors.

RECORD RETENTION

Company records should be retained or discarded in accordance with any Company policies regarding maintenance of records and documents, as well as all applicable laws and regulations. From time to time the Company is involved in legal proceedings that may require it to make records available to third parties. The Company’s legal counsel will assist in releasing appropriate information to third parties and provide specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all Company records, including formal reports as well as informal data such as email, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to an employee, he or she should immediately contact the Company’s Compliance Officer and employees, officers and directors must retain all records that may pertain to the investigation or be responsive to the subpoena. Further information is available from the Company’s Compliance Officer.

ADMINISTRATION OF THE CODE

Distribution

All of the Company’s directors, officers and employees will receive a copy of the Code and it will be available on the Company’s intranet page. Updates to the Code will be distributed to all directors, officers and employees.

Role of Supervisors and Officers

Managers and officers have important roles under the Code and are expected to demonstrate their personal commitment to the Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that employees under their supervision participate in the Company’s compliance training programs.

Reporting Violations

All employees are obliged to report violations or suspected violations of the Code or the law and to cooperate in any investigations conducted under the Code. Please refer to the section entitled “Asking for Help and Reporting Concerns” and the individual sections in the Code for information about where to report violations or suspected violation.

Investigations/Corrective Actions

The Company will initiate a prompt investigation following any credible indication that a breach of law or the Code may have occurred. The Company will also initiate appropriate corrective action as deemed necessary, which may include notifying appropriate authorities and/or imposing disciplinary action, up to and including discharge. If an employee is involved in a violation of the Code, the fact that the employee reported the violation, together with the degree of cooperation displayed by that employee and whether the violation is intentional or unintentional, will be given consideration in the Company’s investigation of the violation and any resulting disciplinary action. Violations of the Code and applicable law may also result in the imposition of civil and criminal penalties. For example, if an employee commits a violation that results in monetary loss to the Company, the Company may seek civil remedies from that employee, and he or she may be required to reimburse us for that loss.

No Retaliation

The Company will not tolerate any retaliatory action against any employee who notifies of a possible violation of law or this Code in good faith, including any act of discrimination, harassment or intimidation against such employee. In addition, the Company adheres to all applicable “whistleblower” laws that are designed to protect employees from retaliatory action for providing information to the Company, governmental authorities or in connection with official proceedings under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

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Approvals

Approvals required under the Code should be documented.

Waivers

Any request for a waiver of the Code must be submitted in writing or by email to the Company’s Compliance Officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of the Code for a director or an executive officer must be approved by the Company’s Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.

Certifications

All employees should take the time to read and understand the Code. The Company will also require an annual certification of compliance with the Code by all officers with the title of Vice President or above in the Finance Organization.

ASKING FOR HELP AND REPORTING CONCERNS

The Company takes the Code very seriously and considers its enforcement to be among the Company’s highest priorities, but also acknowledges that it is sometimes difficult to know right from wrong. That is why the Company encourages open communication. When in doubt, ask.

Whenever there are any questions or concerns:

•	Employees should talk with their immediate manager, if comfortable doing so under the circumstances. He or she may have the information needed or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant. Employees may also talk to their divisional president or functional corporate leader.

•	As an alternative or in addition to the immediate supervisor, employees may also contact the Company’s Compliance Officer with questions, concerns or information regarding violations or suspected violations of the Code.

•	If employees have concerns or complaints about accounting or audit matters or the Company’s internal accounting controls, they may also confer with the Company’s Chief Financial Officer, or if more comfortable, may submit the concern or complaint, on an anonymous basis, to the audit committee of our Board of Directors by telephoning our confidential hotline service at 877.874.8416.

•	For certain provisions within the Code, the Executive Vice President of Human Resources also a resource to whom questions, concerns, or complaints may be directed.

•	To ensure appropriate handling of questions, concerns or reports of violations or suspected violations under the Code, the above provides information about where to direct such matters. However, consistent with the “when in doubt, ask” approach, if a situation arises under the Code that an employee believes must be discussed with someone other than the above sources, they should raise the issue with an executive officer of the Company, rather than to refrain from seeking or providing the information

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